                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549





                                    FORM 8-K

                                 CURRENT REPORT





PURSUANT TO SEC. 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 14, 1994



                       Dana Corporation
     -----------------------------------------------------
    (Exact name of registrant as specified in its charter)


    Virginia                1-1063                  34-4361040
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(State or Other    (Commission File Number)     (IRS Employer
Jurisdiction of                                 Identification No.)
 Incorporation)


         4500 Dorr Street, Toledo, Ohio             43615
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    (Address of principal executive offices)      (Zip Code)



Registrant's telephone number, including area code:    (419) 535-4500
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
 ITEM 5. OTHER EVENTS. On March 14, 1994, Dana Corporation issued the following press release to Business Wire, for immediate release to national newspapers and news wire services:

      "DANA CORPORATION SIGNS LETTER OF INTENT WITH METALLGESELLSCHAFT AG

  "Dana Corporation announced today that it has signed a letter of intent with Metallgesellschaft AG under which Dana will purchase Metallgesellschaft's approximate 47% ownership of Kolbenschmidt AG.

  "The purchase is subject, among other things, to applicable regulatory approvals and final approval of the agreement by the boards of both companies. The purchase price and closing date were not disclosed.

  "Kolbenschmidt, headquartered in Neckarsulm, Germany, is recognized globally as a pioneer of new engineering developments in engine parts. It manufactures and distributes pistons, piston pins, friction bearings, valves, aluminum engine blocks and oil and water pumps.

  "Kolbenschmidt's 7,600 people serve a worldwide customer base from 26 facilities located in Germany, France, Italy, the UK, Brazil, and the United States. Its current projection for 1994 sales is approximately $650 million.

  "Dana Corporation is a global leader in engineering, manufacturing, and marketing of quality products and systems for the worldwide vehicular, industrial and mobile off-highway original equipment markets and is a major supplier to the related aftermarkets. The company, founded in 1904 and based in Toledo, Ohio, is pursuing a goal of being a world leader in its products, with 50% of Dana sales coming from distribution and 50% coming from outside the U.S. The agreement that could result from this letter of intent would complement this long term goal.

  "Dana operates facilities in 27 countries. Products include the manufacture and distribution of Perfect Circle brand pistons, piston rings, camshafts, cylinder sleeves and valve seals, and Victor Reinz brand gasket and oil seals. In addition, it manufactures drivetrain components, chassis parts, vehicular structural components, fluid power systems and industrial power transmission products. The company also owns Dana Commercial Credit, a leading provider of lease financing services."

                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                          Dana Corporation
                          -------------------------
                          (Registrant)

Date:  March 14, 1994     By:  /s/ Martin J. Strobel
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                                Martin J. Strobel
                                Vice President, General Counsel and Secretary